Contact: Robert Clements and Peter Appel
         Risk Capital Holdings, Inc.
         (203) 862-4300


                           RISK CAPITAL HOLDINGS, INC.
              REPURCHASES XL CAPITAL LTD'S INTEREST IN THE COMPANY

     GREENWICH, CONNECTICUT, MARCH 2, 2000 - - Risk Capital Holdings, Inc. [NASDAQ: RCHI] announced today that it has repurchased from XL Capital Ltd ("XL") all of the 4,755,000 shares of RCHI's common stock held by XL (constituting 27.8% of RCHI's outstanding common stock) for a purchase price of $12.45 per share, for a total of approximately $59.2 million, pursuant to a previously announced agreement. The per share repurchase price was determined as the lesser of (i) 85% of the average closing market price of RCHI's common stock for the twenty-day trading period beginning January 21, 2000, which was $14.65, and (ii) $15.00.

     Consideration paid to XL for the repurchase consisted of (i) RCHI's interest in privately held LARC Holdings, Ltd. (parent of Latin American Reinsurance Company Ltd.), valued at $25 million, and (ii) all of the shares and warrants held by RCHI in Annuity and Life Re (Holdings), Ltd., valued at $37.8 million in the aggregate. XL paid RCHI in cash the $3.6 million difference between the repurchase price and the value of RCHI's interests in LARC and Annuity and Life Re.

     Following the stock repurchase, Michael Esposito, Jr. and Ian Heap will continue to serve on RCHI's Board of Directors, but no longer as XL's designees, and Steve Friedman resigned as a Director.

     Robert Clements, Chairman of the Board of RCHI, said "We are very pleased that Michael Esposito and Ian Heap will continue to be with us as members of our Board of Directors, and are thankful to Steve Friedman for his guidance and insight during the sale of our reinsurance operations and the repurchase of XL's interest in the Company."

     RCHI has previously announced the pending sale of its reinsurance operations to Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company.

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